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                                                                     Exhibit 8.1




                              [KPMG LLP LETTERHEAD]



April 1, 1999

Mr. Gerald F. Feeney
California Water Service Group
1720 North First Street
San Jose, CA  95112-4598

Dear Mr. Feeney:

You have requested the opinion of KPMG LLP (KPMG) regarding certain federal income tax consequences of the proposed merger of Dominguez Services Corporation
(DSC) with and into California Water Service Company (Water Company), a wholly owned subsidiary of California Water Services Group (CWSG), for stock of CWSG (the Merger). Specifically, you have requested us to opine that the form and substance of the Merger will constitute a reorganization under sections 368(a)(1)(A) and 368(a)(2)(D)1 and to opine on certain federal income tax consequences to CWSG, Water Company, DSC, and the shareholders of DSC resulting from the Merger.

SCOPE OF THE OPINION

You have submitted for our consideration certain facts and representations as to the Merger, which are specifically described below, and a copy of the Agreement and Plan of Reorganization by and among CWSG, Water Company, and DSC dated as of November 13, 1998 (the Agreement). Capitalized terms not otherwise defined herein are intended to have the same meaning as used in the Agreement. Our opinion is based upon the FACTS AND REPRESENTATIONS set forth in this letter, as well as the information contained in the Agreement. If any fact or representation is not entirely complete or accurate, it is imperative that we be informed immediately in writing because the incompleteness or inaccuracy could cause us to change our opinion. We have not reviewed all the legal documents necessary to effectuate the steps to be undertaken and we assume that all steps will be effectuated under state and federal law and will be consistent with the Agreement submitted to us.

The opinion contained herein is rendered only with respect to the enumerated holdings set forth herein under the heading OPINION, and KPMG expresses no opinion with respect to any other legal, federal, state, or local tax aspect of the Merger. This opinion is not binding upon the Internal Revenue Service, any tax authority or any court, and no assurance can be given that a position contrary to that expressed herein will not be asserted by a tax authority and ultimately sustained by a court. In rendering our opinion, we are relying upon the relevant provisions of the Internal Revenue Code of 1986, as amended, the regulations thereunder, and judicial and administrative


--------
1 All section references are to the Internal Revenue Code of 1986, and the regulations thereunder, unless otherwise indicated.



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Mr. Gerald F. Feeney
California Water Service Group
April 1, 1999
Page 2


interpretations thereof, which are subject to change or modification by subsequent legislative, regulatory, administrative, or judicial decisions. Any such changes, which can be retroactive in effect, could also have an effect on the validity of our opinion. We assume no duty to inform you of any changes in our opinion due to changes in law and changes in facts that occur subsequent to the issuance of this letter.

FACTS AND REPRESENTATIONS

As of the date of the Agreement; CWSG is a California corporation. CWSG intends to reincorporate into Delaware, which reincorporation is anticipated to occur prior to the effective date of the Merger. The authorized capital stock of CWSG consists solely of (i) 25,000,000 shares of common stock (CWSG Common Stock), of which 12,619,140 shares are outstanding, and (ii) 380,000 shares of preferred stock, of which 139,000 shares of $25 par value cumulative, 4.4% Series C are outstanding. CWSG owns all of the outstanding stock of Water Company and of CWS Utility Services.

Water Company is a California corporation. The authorized capital stock of Water Company consists solely of (i) 8,000,000 shares of common stock, of which 6,309,570 shares are outstanding and owned of record and beneficially by CWSG, and (ii) 380,000 shares of preferred stock, none of which are outstanding.

DSC is a California corporation. The authorized capital stock of DSC consists solely of (i) 4,000,000 shares of common stock (DSC Common Stock), of which 1,506,512 shares are outstanding, (ii) 30,000 shares of Class A Preferred Stock, par value $25 per share, none of which are outstanding, and (iii) 100,000 shares of Class B Preferred Stock, par value $10 per share, none of which are outstanding. Approximately 60,624 shares of DSC Common Stock are to be issued upon consummation of pending acquisitions, which acquisitions are anticipated to be consummated prior to the Closing. DSC wholly owns Kernville Domestic Water Company, Arden Water Company, Lakeland Water Company, and Redwood Valley Water Company, and DSC Investments. DSC also owns a 20 percent equity interest in Chemical Services Company.

CWSG, Water Company, and DSC represent to KPMG that the following transactions will be undertaken for valid corporate business purposes:

I. DSC will merge with and into Water Company pursuant to the provisions of the California General Corporation Law (as previously defined, the Merger). Pursuant to the Merger, the separate corporate existence of DSC will terminate and Water Company will be the surviving corporation.

II. At the Effective Time, by virtue of the Merger, each issued and outstanding share of DSC Common Stock (other than shares as to which dissenters' rights have been perfected) will be converted into 1.18 shares of CWSG Common Stock, subject to adjustment as specified in
         Section 2.3 of the Agreement. If options to acquire DSC Common Stock which are exerciseable at the date of the Agreement, or become exerciseable prior to Closing, are

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Mr. Gerald F. Feeney
California Water Service Group
April 1, 1999
Page 3


         exercised prior to the Closing, the shares of DSC Common Stock issued on such exercise will be converted to the right to receive shares of CWSG at the Closing.

III. In lieu of issuing fractional shares of CWSG Common Stock, holders of DSC Common Stock entitled to a fractional share of CWSG Common Stock as a result of the above exchange ratio will receive an amount in cash as provided in Section 2.5 of the Agreement.

IV. Holders of DSC Common Stock that take such steps as are necessary to dissent to the Merger and that are entitled to payment for their shares will be paid the value of such shares pursuant to California General Corporation Law.

The following additional representations have been made to KPMG by CWSG, Water Company, and DSC in connection with the Merger. It is expressly understood and agreed that KPMG has not independently verified the completeness and accuracy of any of the following representations and that KPMG is relying on these representations in rendering the opinions contained herein.

1. The fair market value of the CWSG Common Stock and cash, if any, received by each DSC shareholder pursuant to the Merger will be approximately equal to the fair market value of DSC Common Stock surrendered in the Merger.

2. DSC has not made any distributions to its stockholders or redeemed any of its stock prior to, and in connection with, the Merger.

3. Water Company will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by DSC immediately prior to the transaction. For purposes of this representation, amounts paid by DSC to dissenters, amounts paid by DSC to shareholders who receive cash or other property, DSC assets used to pay its reorganization expenses and all redemptions and distributions (except for regular, normal dividends) made by DSC immediately preceding the transfer, will be included as assets of DSC held immediately prior to the transaction.

4. Prior to the transaction, CWSG will be in control of Water Company within the meaning of section 368(c).

5. Following the transaction, Water Company will not issue additional shares of its stock that would result in CWSG losing control of Water Company within the meaning of section 368(c).

6. Neither CWSG nor a person related to CWSG (nor any person acting on behalf of, as agent for, or as a nominee of CWSG or a person related to
         CWSG) has a plan or intention to reacquire any of CWSG Common Stock issued in the Merger. For this purpose, a related person is as defined in section 1.368-1(e)(3) of the Treasury Regulations.


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Mr. Gerald F. Feeney
California Water Service Group
April 1, 1999
Page 4


7. CWSG has no plan or intention to liquidate Water Company; to merge Water Company with and into another corporation; to sell or otherwise dispose of the stock of Water Company; or to cause Water Company to sell or otherwise dispose of any of the assets of DSC acquired in the transaction, except for (i) dispositions made in the ordinary course of business, and (ii) transfers described in section 368(a)(2)(C).

8. The liabilities of DSC assumed by Water Company and the liabilities, if any, to which the transferred assets of DSC are subject were incurred by DSC in the ordinary course of its business.

9. Following the Merger, Water Company will continue the historic business of DSC or use a significant portion of DSC historic business assets in its business.

10. CWSG, Water Company, DSC, and the shareholders of DSC will pay their respective expenses, if any, incurred in connection with the Merger.

11. There is no intercorporate indebtedness existing between CWSG and DSC or between Water Company and DSC that was issued, acquired, or will be settled at a discount.

12. No two parties to the Merger are investment companies as defined in sections 368(a)(2)(F)(iii) and (iv).

13. DSC is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of section 368(a)(3)(A).

14. The fair market value of the assets of DSC transferred to Water Company will equal or exceed the sum of the liabilities assumed by Water Company plus the amount of liabilities, if any, to which the transferred assets are subject.

15.      No stock of Water Company will be issued in the transaction.

16. The payment of cash in lieu of fractional shares of CWSG Common Stock is solely for the purpose of avoiding the expense and inconvenience to CWSG of issuing fractional shares and does not represent separately bargained-for consideration. The total cash that will be paid in the Merger to the DSC shareholders instead of issuing fractional shares of CWSG Common Stock will not exceed one percent of the total consideration that will be issued in the Merger to the DSC shareholders in exchange for their shares of DSC Common Stock. The fractional share interests of each DSC shareholder will be aggregated, and no DSC shareholder will receive cash in an amount equal to or greater than the value of one full share of CWSG Common Stock.

17. None of the compensation received by any shareholder-employees of DSC will be separate consideration for, or allocable to, any of their shares of DSC Common Stock. None of the


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Mr. Gerald F. Feeney
California Water Service Group
April 1, 1999
Page 5


         shares of CWSG Common Stock received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

18. Immediately before the Merger, neither CWSG nor any member of its consolidated group, own any shares of DSC.

19. There have been no intercompany transactions between the members of the affiliated group (as defined in section 1504(a)) of which DSC is the common parent (the DSC Consolidated Group), with respect to which any item of income, gain, deduction and loss has not been taken into account by such members at the time of the transaction by reason of the existing or predecessor intercompany transaction regulations under section 1502 (i.e., section 1.1502-13 of the existing Income Tax Regulations and sections 1.1502-13 and 1.1502-14 of the predecessor Income Tax Regulations contained in the 26 CFR part 1 edition revised as of April 1, 1995).

20. Neither DSC nor its subsidiaries has an "excess loss account" as defined in Treasury Regulations section 1.1502-19 with respect to the stock of any corporation included as a member of the DSC Consolidated Group.

21. Since April 16, 1997, neither DSC nor its subsidiaries has distributed the stock of any corporation in a transaction satisfying the requirements of section 355.

OPINIONS

Based solely upon the Agreement and the above FACTS AND REPRESENTATIONS, and subject to the above SCOPE OF THE OPINION, it is the opinion of KPMG that:

1. Provided the merger of DSC with and into Water Company qualifies as a statutory merger pursuant to California General Corporation Law, the acquisition by Water Company of all of the assets of DSC solely in exchange for CWSG Common Stock and the assumption by Water Company of the liabilities of DSC plus the liabilities to which DSC assets may be subject, should qualify as a reorganization under sections 368(a)(1)(A) and 368(a)(2)(D). DSC, CWSG, and Water Company should each be a party to a reorganization within the meaning of section 368(b).

2. No gain or loss should be recognized by DSC on the transfer of substantially all of its assets to Water Company in the Merger in exchange for CWSG Common Stock and the assumption by Water Company of the liabilities of DSC plus the liabilities to which DSC assets may be subject. Sections 361(a) and 357(a).


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Mr. Gerald F. Feeney
California Water Service Group
April 1, 1999
Page 6


3. No gain or loss should be recognized by either CWSG or Water Company upon the acquisition by Water Company of all of the assets of DSC in the Merger in exchange for CWSG Common Stock and the assumption by Water Company of the liabilities of DSC plus the liabilities to which DSC assets may be subject. Sections 1032(a); Reg. section 1.1032-2.

4. The basis of the assets of DSC received by Water Company in the Merger should be the same in the hands of Water Company as the basis of such assets in the hands of DSC immediately prior to the Merger. Section 362(b).

5. The holding period of the assets of DSC received by Water Company in the Merger should, in each instance, include the period during which such assets were held by DSC immediately prior to the Merger. Section 1223(2).

6. No gain or loss should be recognized by a shareholder of DSC upon the receipt of solely CWSG Common Stock (including any fractional share interest to which the shareholder may be entitled) in exchange for shares of DSC Common Stock in the Merger. Section 354(a)(1).

7. The basis of the CWSG Common Stock received by a shareholder of DSC (including any fractional share interest to which the shareholder may be entitled) should equal the basis of the DSC Common Stock surrendered in exchange therefor. Section 358(a)(1).

8. The holding period of the CWSG Common Stock received by a shareholder of DSC (including any fractional share interest to which the shareholder may be entitled) should include the holding period of DSC Common Stock surrendered in exchange therefor, provided the DSC Common Stock was held by the shareholder as a capital asset on the date of the Merger. Section 1223(1).

9. The payment of cash to DSC shareholders in lieu of fractional share interests of CWSG Common Stock should be treated as if the fractional shares were distributed as part of the Merger and then were redeemed by CWSG. These cash payments should be treated as distributions in full payment in exchange for the stock redeemed, as provided in section 302(a). Rev. Rul. 66-365, 1966-2 C.B. 116.

10. Where a DSC shareholder exercises statutory dissenters' rights and receives cash for all of his or her DSC Common Stock, such cash should be treated as having been received by the shareholder as a distribution in redemption of his or her stock subject to the provisions and limitations of section 302.

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Mr. Gerald F. Feeney
California Water Service Group
April 1, 1999
Page 7


11. The tax attributes of DSC enumerated in section 381(c) should be taken into account by CWSG and Water Company following the Merger. Section 381(a)(2). These tax attributes should, however, be subject to the provisions and limitations of sections 381, 382, 383, and 384 and the regulations thereunder.



KMPG LLP

Very truly yours,


/s/  Jeffrey K. Bergmann
Jeffrey K. Bergmann
Partner



Enclosures